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                                                                   EXHIBIT 11.01

                                  INTUIT INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    YEAR ENDED JULY 31,
                                                             ----------------------------------
                                                               1995         1996         1997
                                                             --------     --------     --------
PRIMARY
  Computation of common and common equivalent shares
     outstanding:
     Weighted average common shares outstanding............    41,411       45,149       46,424
     Equivalent shares issuable upon exercise of options...        --           --        1,024
                                                             --------     --------     --------
  Shares used in computing per share amounts...............    41,411       45,149       47,448
                                                             ========     ========     ========
  Loss from continuing operations..........................  $(44,296)    $(14,355)    $ (2,932)
  Loss from discontinued operations........................        --       (6,344)          --
  Gain from sale of discontinued operations................        --           --       71,240
                                                             --------     --------     --------
  Net income (loss)........................................  $(44,296)    $(20,699)    $(68,308)
                                                             ========     ========     ========
  Net loss per share from continuing operations............  $  (1.07)    $  (0.32)    $  (0.06)
  Net loss per share from discontinued operations..........        --        (0.14)          --
  Net income per share from sale of discontinued
     operations............................................        --           --         1.50
                                                             --------     --------     --------
  Net income (loss) per share..............................  $  (1.07)    $  (0.46)    $   1.44
                                                             ========     ========     ========